Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the historical BSA Plans (04-12, 2013, 2014, 2015-1, 2015-2(a), 2016 Ordinary, 2016 Performance, 2016-02, 2017, 2018, 2018-01, 2018-02, 2019-1, 2020), historical BSPCE Plans (2012-1, 08-2013, 09-2014, 2015-01, 2015-03, 2016, 2016 Performance, 2017 Ordinary, 2017), historical Free Share Plans (2017, 2018, 2019), historical Stock Option Plans (2016, 2016-2, 2017, 2018, 2019, LLY 2019),  BSA Plan, Free Share Plan, 2020 Stock Option Plan of Nanobiotix S.A. of our report dated June 5, 2020, with respect to the consolidated financial statements of Nanobiotix S.A. included in its registration statement (Form F-1 No. 333-250707 ), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG et Autres

Paris La Défense, France
February 12 , 2021